Exhibit 23.1

KPMG LLP Chartered Accountants Yonge Corporate Centre	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Genesis Microchip Inc.
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144288, 333-138508, 333-137161, 333-129624, 333-120136, 333-110881, 333-109719, 333-109718, 333-102161, 333-83170, 333-51001, 333-70469, 333-81413, 333-94235, 333-96291, 333-42862, 333-52868, 333-65700 and 333-76286) of Genesis Microchip Inc. or its predecessor, Genesis Microchip Incorporated, of our reports dated June 12, 2007, with respect to the consolidated balances sheets of Genesis Microchip Inc. as at March 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 Annual Report on Form 10-K/A of Genesis Microchip Inc.
-s- KPMG
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
September 4, 2007
KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.